Exhibit (c)(5)

Information contained herein, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover. INVESTMENT BANKING I DIVISION Discussion Materials Prepared for covetrus Goldman Sachs & Co. LLC Strictly Private and Confidential December 3, 2021

Overview of Range of Strategic Alternatives INVESTMENT BANKING I DIVISION covetrus Explore Sale of Review Broad Range of Strategic Alternatives Company (WholeCo or Components) Status Quo Divest Non-Core Return Capital to Financial and Separate the Business Assets Shareholders Strategic Buyers ./ Retain existing portfolio of ./ Potential to optimize value ./ Ability to realize near-term ./ Multiple pathways to ./ Potential value creation business units through separation of capital at a premium deploy capital (i.e. benefit from control business segments valuation dividend or share premium and buyer ./ Continue to implement repurchase) synergies long-term strategic plan ./ Maintain operational ./ Optionality on deploying and operational strategy independence capital to drive value ./ Provides immediate value ./ Benefit from scarcity value (capital distribution to accretion to existing ./ Shareholders participate ./ Shareholders able to ./ Streamlined transaction shareholders or capital for shareholders with ability to in potential upside continue participating in strategic investment in participate in future upside potential upside remaining business) of existing strategic plan )< Long-term strategic plan )< Limits future optionality )< Potential dis-synergy or )< Capital preference of )< Potential for management implemented under public Loss of the long-term stranded costs existing shareholder base distraction and business )< company shareholder strategic value of keeping Loss of the long-term Signaling effect from a disruption )< )< oversight strategic value of keeping Typically a more in-depth the businesses together change in capital )< )< Limited visibility into the businesses together deployment priorities diligence process realization of public market value accretion

Summary Overview of a Sale Alternative INVESTMENT BANKING I DIVISION • While the business continues to perform, there is a growing recognition that additional investment and focus on the tech segment is required to drive longer term growth and shareholder value. However, current capital structure and shareholder base creates challenges executing on that strategy • Board of Directors will need to assess the potential implications on share price and the execution risk associated with pursuing a status quo strategy, relative to a range of strategic alternatives that are currently available to the Company • Appears to be strong interest in the Category and the Company that warrants evaluation of a potential sale of the Company at this time (either WholeCo or certain assets) • Comprehensive outreach process to a select group potentially interested parties • Will include financial sponsors and strategic buyers who would likely have interest in the WholeCo or select segments • Focus on maximizing shareholder value and certainty • Limited information will need to be provided to potentially interested parties (long range plan, management presentation) before an initial indication of value is required • Major shareholder to not be included in initial process and script around their intent and role to be carefully weighed • Agree on list for potentially interested parties and start outreach in December • Receive initial indications in January • Timing post initial indications will depend on quality and value of the proposals received vis-a-vis standalone execution versus long-range plan • Goal is an expedient solution of the situation with announcement of a transaction, if any, in Q1 2022; potentially with FY earnings • Broad set of financial sponsors and strategies who may have interest in a WholeCo transaction and/or a transaction for a segment (e.g. Tech or Distribution) • Buyers selected based (a) ability to transact in this size, (b) interest in company/sector and (c) existing investments that may create synergy value • Will not include buyers where sharing competitively sensitive information would create potential business challenges

Process Considerations Should the Board INVESTMENT BANKING I DIVISION Decide to Pursue a Sale Process • Information and access to management will generally be more limited than in a private sale process given information freely available in the public domain on the Company • Key documents I materials to be shared prior to Indication of Interest (“Round 1”) NO A: Standard document prepared by counsel, will need to address standstill and prevent direct contact with major shareholder Financial Model: Long-term forecast based on Company’s long-range plan, with explanation of assumptions Management Presentation: -2 hour interaction with management, which can be virtual and will describe Company’s business and growth plan • Prior to Finalization of Contract (“Round 2”) Limited diligence access to management for value-clarifying questions Negotiation of definitive transaction documents—Legal diligence to support negotiation of documents, structuring and disclosure schedules (data room) • We are confidentially reaching out on behalf of Covetrus, who is exploring strategic alternatives • We are only reaching out to highly credible counterparties to gauge an interest in exploring a potential transaction • If you are interested to engage, we can share an NDA. Upon execution, we will set up time with management to go through their business plan and will share the Company’s forecast • We are looking to run an expedited process and come to solution in Q1 /2022 • Question: Does the Company have a preferred transaction structure?—Leading with WholeCo sale, but will listen to other differentiated, value-creating proposals • Question: What is CD&R’s position? Are they a seller, a holder or a buyer? CD&R have been investors in Covetrus and its predecessors since 2015. They are aware and supportive of this process as it is being run by the Company and its advisors.

Goldman Sachs

Illustrative Timeline

INVESTMENT BANKING DIVISION

	December				January					February				March			
Date	6	13	20	27	3	10	17	24	31	7	14	21	28	7	14	21	28
Week	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17

Estimated 4Q 2021 Earnings Release
Feb 28th

Preparation → **Execution**

Due Diligence / Preparation
(3-4 weeks)

- GS / Company to draft management presentation and refine detailed financial model
- Finalize list of potential partners and script / messaging with Management

Round 1
(4-6 weeks)

- GS to reach out with script to potential buyers (no teaser required for public company)
- Select group of parties enter into NDA and receive management presentation and financial model

Indication of Value

Round 2 and Final Negotiations
(4-6 weeks)

- Additional management access for diligence
- Access to full data room for legal purposes
- Distribute relevant contract for review by buyers and their counsel
- Length of round depends on proposals received
- Final negotiations and sign a contract

Final Bids

Announce With 4Q 2021 Earnings

Potential Outcomes After Round 1

1. **Offer at attractive level for WholeCo.** Negotiate for best outcome. Likely quickest outcome
2. **Structured Offer at attractive level for WholeCo (Conditionality around CD&R):** Engage in structuring dialogue with all relevant parties (Company, Bidder, Existing Shareholder)
3. **Attractive bid(s) for Parts, but not WholeCo:** Evaluate whether a separation makes sense as proposed and negotiate for best outcome.
4. **No Attractive Bid:** Focus on execution and financing of long-range plan

4

Information contained herein, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover. Preliminary Universe of Potentially Interested INVESTMENT BANKING I DIVISION Parties US Focused (Who/eGo only) Europe Focused (Who/eGo or Distribution only) • Large fund to speak for equity • Historical interest in Company • Sector expertise “Tier 1” 1 Technology-focused only.

Information contained herein, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover. Overview of Potential Interested Parties INVESTMENT BANKING I DIVISION Key Contact Fund Size I EV 1 Technology-focused only.

Disclaimer INVESTMENT BANKING I DIVISION These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the “Board”) and senior management of Covetrus (the “Company”) in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand. The Confidential Information does not address, nor does Goldman Sachs express any view as to, the potential effects of volatility in the credit, financial and stock markets on the Company, any other party to any transaction or any transaction.